Exhibit (a)(1)(D)

SOLECTRON CORPORATION

Offer to Exchange

2.5484 Shares of Common Stock
and $1.97 in Cash per Equity Security Unit
for
7.25% Adjustable Conversion-Rate Equity Security Units
In Order to Effect Early Settlement of
the Purchase Contracts Embedded in up to 41,800,000 of the
Equity Security Units

THE EARLY SETTLEMENT OFFER WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON MAY 5, 2004, UNLESS EXTENDED. TENDERS OF EQUITY SECURITY UNITS MAY BE WITHDRAWN AT ANY TIME PRIOR TO MIDNIGHT, NEW YORK CITY TIME, ON THE EXPIRATION DATE.

April 8, 2004

To Registered Holders and Depository Trust Company Participants:

      We are enclosing herewith the materials listed below relating to the offer by Solectron Corporation, a Delaware corporation (“Solectron”), to exchange shares of its common stock (the “Common Stock”) and cash for up to 41,800,000 of Solectron’s issued and outstanding 7.25% Adjustable Conversion-Rate Equity Security Units (the “Equity Security Units”) upon the terms and subject to the conditions set forth in the Confidential Offering Memorandum, dated April 8, 2004 (the “Offering Memorandum”), and the related Letter of Transmittal (which together constitute the “Early Settlement Offer”).

      The Early Settlement Offer is made on the terms and subject to the conditions set forth in the Offering Memorandum and the Letter of Transmittal, including the condition that there be no reasonable likelihood, in our good faith reasonable judgment, that the Early Settlement Offer would cause the Equity Security Units to be delisted from the NYSE.

      Enclosed herewith are copies of the following documents:

      1. Offering Memorandum;

      2. Letter of Transmittal (together with accompanying Substitute Form W-9 and related Guidelines);

      3. Notice of Guaranteed Delivery;

4.	Letter that may be sent to your clients for whose account you hold Equity Security Units in your name or in the name of your nominee;

5.	Letter that may be sent from your clients to you with such clients’ instruction with regard to the Early Settlement Offer (included in item 4 above);

      6. Letter to the holders of Equity Security Units; and

      7. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

      We urge you to contact your clients promptly. Please note that the Early Settlement Offer will expire on the Expiration Date unless extended. The Early Settlement Offer is subject to certain conditions. See “The Early Settlement Offer — Conditions to the Early Settlement Offer” in the Offering Memorandum.

      Solectron will not pay any fee or commission to any broker or dealer or to any other persons (other than the exchange agent and the information agent) in connection with the solicitation of tenders of Equity Security Units pursuant to the Early Settlement Offer. Solectron will pay or cause to be paid any transfer taxes payable on the transfer of Equity Security Units to it, except as otherwise provided in Instruction 7 of the enclosed Letter of Transmittal.

      Georgeson Shareholder Communications Inc. has been appointed information agent for the Early Settlement Offer. Questions regarding procedures for tendering Equity Security Units or requests for additional copies of the enclosed materials should be directed to the information agent at the address and telephone numbers as set forth on the back cover of the Offering Memorandum. Any questions regarding the terms of the Early Settlement Offer should be directed to Solectron at the address or telephone number set forth in the Offering Memorandum.

Very truly yours,

SOLECTRON CORPORATION

Enclosures

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF THE COMPANY, THE INFORMATION AGENT, THE EXCHANGE AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED HEREIN.

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